Exhibit 10.7

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This Amendment No. 2 to Employment Agreement dated October 11, 2006 (“Amendment No. 2”), by and between Solo Cup Investment Corporation, a Delaware corporation (the “Company”), Solo Cup Operating Corporation, a Delaware corporation (successor by merger to Solo Cup Company, an Illinois corporation) (“Solo Cup Company”), and Jan Stern Reed (the “Executive”).

WHEREAS, the Executive, the Company and Solo Cup Company, previously entered into an employment agreement dated as of November 30, 2004 and Amendment No. 1 to Employment Agreement dated July 26, 2006 (collectively, the “Employment Agreement”);

WHEREAS, pursuant to Section 8.8 of the Employment Agreement, the Employment Agreement may be amended by written instrument executed by the Company and the Executive; and

WHEREAS, the Company and the Executive have determined that the Employment Agreement should be amended as provided below.

NOW, THEREFORE, in consideration of the foregoing and other valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Executive agree that, effective as of the date first set forth above:

1. Section 3.2 of the Employment Agreement is amended to substitute “the third anniversary of the Agreement Date” with “April 14, 2008.”

2. Section 4.2 (a) (2) is amended to substitute “the greater of (A) the amount of Salary that would have been paid over the remainder of the then current Agreement Term or (B) one and one-half times Salary” with “two and one-half times Salary.”

3. Section 5.1 is amended and restated in its entirety to read as follows:

Stockholder Approval. Notwithstanding anything in this Agreement to the contrary, the amount of any payments and benefits that are made or provided with respect to termination of Executive’s employment on or after a Change of Control, solely to the extent that such payments would be in excess of the amount that could be paid or provided by the Company without loss of the tax deduction for such payments under section 280 G of the Code, shall be subject to shareholder approval requirements of section 280G(b)(5)(B) of the Code; provided, however, this Section 5.1 will not apply if the Company is not eligible for the shareholder exemption under section 280G(b)(5)(A) of the Code at the time of the Change of

Control. The Company agrees to use its reasonable efforts to obtain the approval of its stockholders in accordance with the aforementioned shareholder approval requirements.

4. Except as modified by the foregoing, the Employment Agreement shall continue in full force and effect in accordance with its terms. All references to the Employment Agreement from and after the date hereof shall be deemed to include the Employment Agreement, Amendment No. 1 dated July 26, 2006 and this Amendment No. 2.

5. This Amendment No. 2 shall not be altered, amended or modified except by written instrument executed by the Company and Executive.

6. This Amendment No. 2 and the Employment Agreement as amended hereby, contain the entire understanding of the Company and Executive with respect to its subject matter and supersede all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates.

7. Sections 8.10, 8.11 and 8.12 of the Employment Agreement are incorporated herein by reference mutatis mutandis.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Company have executed this Amendment No. 2 as of the date first set forth above.

SOLO CUP INVESTMENT CORPORATION

By:	/S/ ROBERT M. KORZENSKI
Title:	CEO and President

SOLO CUP COMPANY

By:	/S/ ROBERT M. KORZENSKI
Title:	CEO and President

/S/ JAN STERN REED
Jan Stern Reed

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